Filed Pursuant to Rule 433
Registration Statement Nos.
333-203949-01 and 333-203949

August 10, 2015

American Water Capital Corp.

American Water Works Company, Inc.

$225,000,000 3.400% Senior Notes due 2025

$325,000,000 4.300% Senior Notes due 2045

Term Sheet

Issuer:	American Water Capital Corp.

Support Provider:	American Water Works Company, Inc.

Security:	3.400% Senior Notes due 2025 (the “2025 Notes”)
4.300% Senior Notes due 2045 (the “2045 Notes”)

Size:	$225,000,000 for the 2025 Notes
$325,000,000 for the 2045 Notes

Trade Date:	August 10, 2015

Settlement Date:	August 13, 2015 (T+3)

Maturity Date:	March 1, 2025 for the 2025 Notes
September 1, 2045 for the 2045 Notes

Benchmark Treasury:	UST 2.125% due May 15, 2025 for the 2025 Notes
UST 2.500% due February 15, 2045 for the 2045 Notes

Benchmark Treasury Yield:	2.241% for the 2025 Notes
2.929% for the 2045 Notes

Spread to Benchmark Treasury:	+120 bps for the 2025 Notes
+145 bps for the 2045 Notes

Yield to Maturity:	3.441% for the 2025 Notes
4.379% for the 2045 Notes

Coupon:	3.400% for the 2025 Notes
4.300% for the 2045 Notes

Price to Public:	99.667% for the 2025 Notes, plus accrued interest of $3,442,500.00 in the aggregate from March 1, 2015

98.684% for the 2045 Notes

Interest Payment Dates:	2025 Notes: March 1 and September 1 of each year, beginning on September 1, 2015
2045 Notes: March 1 and September 1 of each year, beginning on March 1, 2016

Redemption Provisions:

Make whole call:	Treasury +15 bps for the 2025 Notes
Treasury +25 bps for the 2045 Notes

Par call:	On or after December 1, 2024 for the 2025 Notes
On or after March 1, 2045 for the 2045 Notes

CUSIP:	2025 Notes: 03040W AL9
2045 Notes: 03040W AM7

ISIN:	2025 Notes: US03040W AL90
2045 Notes: US03040WAM73

Ratings (1):	A3/A (Moody’s/S&P)

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Regions Securities LLC
Santander Investment Securities Inc.

Co-Managers:	BB&T Capital Markets,
a division of BB&T Securities, LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
PNC Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
(1)	Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, Mitsubishi UFJ Securities (USA), Inc. at (877) 649-6848, U.S. Bancorp Investments, Inc. at (877) 558-2607 or Wells Fargo Securities, LLC at 1-800-645-3751.